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Exhibit 3.23

LIMITED LIABILITY COMPANY AGREEMENT OF

GLOBALNET INTERNATIONAL LLC

        The undersigned hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq. (the "Act"), and hereby declares the following to be the Limited Liability Company Agreement of such limited liability company, effective as of the date hereof (the "Agreement"):

        1.     Name and Formation. The name of the limited liability company formed hereby (the "Company") is GlobalNet International LLC. The Company was formed on April 15, 2003 when Kathy Spicer filed a Certificate of Formation with the Secretary of State of Delaware. The Certificate of Formation was executed on April 15, 2003. It is hereby confirmed that Kathy Spicer is an "authorized person" for such purpose within the meaning of the Act.

        2.     Purpose and Powers. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act. The Company shall have the power necessary or convenient for the conduct, promotion, or attainment of such acts and activities.

        3.     Registered Office and Registered Agent. The registered office of the Company in the State of Delaware will be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name and address of the registered agent for the Company will be Corporation Service Company and 2711 Centerville Road, Suite 400, Wilmington, Delaware 19801. The Member (as hereinafter defined) may from time to time change the registered agent and registered office of the Company.

        4.     Member. GlobalNet, Inc. is hereby admitted as the sole member (the "Member") of the Company in respect of the Interest (as hereinafter defined). The address of the Member is 3033 Science Park Road, San Diego, California 92121. No additional persons may be admitted as members in the Company, except upon an assignment by the Member of its Interest, upon the terms and conditions set forth in Section 10.

        5.     Interest. The Company shall be authorized to issue a single class of "limited liability company interest" (as defined in the Act, the "Interest") including any and all benefits to which the holder of such Interest may be entitled in this Agreement, together with all obligations of such person to comply with the terms and provisions of this Agreement.

        6.     Tax Characterization and Returns. It is the intention of the Member that the Company be disregarded for federal and all relevant state tax purposes and that the activities of the Company be deemed to be activities of the Member for such purposes. All provisions of the Company's Certificate of Formation and this Agreement are to be construed so as to preserve that tax status. The Member is hereby authorized to file any necessary elections, and shall be required to file any necessary tax returns, on behalf of the Company with any such tax authorities.

        7.     Capital Contributions. The Member may contribute cash or other property to the capital of the Company as it shall decide, from time to time; provided, however, that except to the extent required under the Act, the Member shall not be required to make any contributions to the capital of the Company.

        8.     Management. Responsibility for the management of the business and affairs of the Company shall be vested in the Member, who shall manage the affairs of the Company in accordance with Section 18-402 of the Act. The Member (acting on behalf of the Company) shall have all right, power, and authority to manage, operate, and control the business and affairs of the Company and to do or cause to be done any and all acts, at the expense of the Company, deemed by the Member to be necessary or appropriate to effectuate the purposes of the Company. All instruments, contracts, agreements and documents relating to the Company or its business or affairs shall be valid and binding on the Company if executed by the Member.

        9.     Distributions. At such time as the Member shall determine, the Member may cause the Company to distribute any cash held by the Company which is neither reasonably necessary for the operation of the Company nor otherwise in violation of Sections 18-607 or 18-804 of the Act or any contractual restrictions on the payment of distributions by the Company.

        10.   Assignments, Withdrawal. The Member may assign all or any part of its Interest. The Member may withdraw from the Company and shall receive the fair value of its Interest, determined as of the date the Member ceases to be a member of the Company.

        11.   Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the earliest to occur of (a) the decision of the Member, or (b) an event of dissolution of the Company under the Act; provided, however, that upon the occurrence of an event of dissolution under the Act, the Member may elect to continue the Company to the extent permitted under the Act. Upon dissolution of the Company, the Member shall wind up the business and affairs of the Company, and cause all property and assets of the Company to be distributed as set forth in Section 12.

        12.   Distributions upon Dissolution. Upon dissolution of the Company, the Member shall cause all property and assets of the Company to be distributed as follows: (a) first, all of the Company's debts, liabilities, and obligations, including any loans or advances from the Member, shall be paid in full or reserves therefor shall be set aside to the extent required by Section 18-804 of the Act; and (b) second, any remaining assets shall be distributed to the Member.

        13.   Limited Liability; Indemnification. Except as otherwise provided in the Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company. None of the Member and any officers, employees, and agents of the Company or the Member shall be obligated personally for any debt, obligation, or liability of the Company solely by reason of his, her, or its status as such Member, officer, employee, or agent. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Act or this Agreement shall not be grounds for imposing personal liability on the Member or the officers, employees, and agents of the Company or the Member for liabilities of the Company. The Company shall indemnify and hold harmless the Member and any officers, employees and agents of the Company or the Member (individually, in each case, an "Indemnitee"), to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising out of or incidental to the business or activities of or relating to the Company, regardless of whether the Indemnitee continues to be the Member, or officer, employee, or agent, at the time any such liability or expense is paid or incurred.

        14.   Amendment. This Agreement may be amended only in a writing signed by the Member.

        15.   Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, excluding any conflicts of laws rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction.

        16.   Severability. The invalidity of any one or more terms or provisions hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement shall not affect the remaining portions of this Agreement or any such other agreement or instrument or any part thereof, all of which are inserted conditionally on their being held valid in law; and in the event that one or more of the terms or provisions contained herein or therein should be invalid, or should operate to render this Agreement or any such other agreement or instrument invalid, this Agreement and such other agreements and instruments shall be construed as if such invalid terms or provisions had not been inserted. In addition, in the event that one or more of the terms or provisions hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement should be invalid, the Member will use its best efforts to adopt an appropriate substitute for the invalidated terms or provisions consistent with the intent of the Member and to take all other necessary and appropriate actions to effectuate the intent of the Member as embodied in such invalidated provision, including, without limitation, amending the Certificate of Formation, as then in effect.

        17.   Relationship between the Agreement and the Act. Regardless of whether any provision of this Agreement specifically refers to particular Default Rules, (a) if any provision of this Agreement conflicts with a Default Rule, the provision of this Agreement controls and the Default Rule is modified or negated accordingly, and (b) if it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, the Default Rule is modified or negated accordingly. For purposes of this Section 17, "Default Rule" shall mean a rule stated in the Act which applies except to the extent it is negated or modified through the provisions of a limited liability company's Certificate of Formation or limited liability company agreement.

        IN WITNESS WHEREOF, the undersigned has caused this Limited Liability Company Agreement to be executed as of the 16th day of April, 2003.

GLOBALNET, INC.
By:	/s/ CHERYL L. BARR
Name:	Cheryl L. Barr
Title:	Secretary

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  Exhibit 3.23
LIMITED LIABILITY COMPANY AGREEMENT OF GLOBALNET INTERNATIONAL LLC